EXHIBIT 10.20 TO FORM 8-K OF LANDEC CORPORATION


                                SUPPLY AGREEMENT

                                SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT ("Agreement") is made as of the 28th day of August, 1997, by and between BISSELL HEALTHCARE CORPORATION, a Michigan corporation, d/b/a SAMMONS(TM) PRESTON with offices located at 4 Sammons Court, Bolingbrook, Illinois 60440-4989 ("Buyer"), and LANDEC CORPORATION, a California corporation with offices located at 3603 Haven Avenue, Menlo Park, California 94025-1010 ("Seller").


                                    PREAMBLE

     Buyer and Seller have entered into an Asset Purchase Agreement dated August 28, 1997 (the "Purchase Agreement"), pursuant to which Buyer has agreed to purchase and Seller has agreed to sell certain assets associated with the QuickCast(R) line of casting and splinting products (the "Products"). Following the Closing, Buyer intends to transfer the manufacture of the Products from Seller's Menlo Park, California facility to a location selected by Buyer and, prior to the completion of such transfer, Buyer desires that the Products continue to be manufactured by Seller for sale to Buyer pursuant to the terms set forth herein. All capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in the Purchase Agreement.


                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1. Sale and Purchase Commitment.

         (a) Until November 27, 1997 or such earlier date as the tube winding, die cutting, spica assembly, kitting and related equipment used in the manufacture of the Products is removed from the Seller's plant, Buyer shall purchase from Seller, and Seller shall sell to Buyer, QuickCast(R) casting and splinting kits for the products listed on the attached Exhibit A (the "Finished Products") upon the terms and conditions set forth in this Agreement.

         (b) Upon Seller's termination of manufacture and sale of the Finished Products, until February 24, 1998 or such earlier date as the lamination equipment is removed from Seller's plant, Seller shall sell to Buyer laminated fabric ("Laminations") upon the terms and conditions set forth in this Agreement.

     2. Production Scheduling. Unless Buyer and Seller agree in writing on a different delivery schedule for the Finished Products or Laminations, Seller will provide and deliver Finished Products or Laminations to Buyer in accordance with [monthly] Supplier Schedules, as follows:

         (a) Scheduled Receipts; Finished Products. Buyer shall furnish Seller concurrently with the execution of this Agreement and [monthly] thereafter a Supplier Schedule for the Finished Products specifying (i) Finished Products to be delivered to Buyer and (ii) Finished Products that Buyer estimates will be required to be delivered through



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     November 27, 1997 (or such earlier date as the tube  winding,  die cutting, spica assembly, kitting and related equipment used in the manufacture of the Products is removed from the Seller's plant). The quantities of any Finished Products specified in any Supplier Schedule for delivery are firm purchase commitments for such Finished Products by Buyer and may not be altered except by mutual agreement of the parties. The quantities of Finished Products specified during the remaining period covered by the Supplier Schedule represent only estimated requirements which may be canceled or adjusted at any time by Buyer. The specification of quantities of Finished Products for delivery after the term of Seller's agreement to provide Finished Products shall not be construed as an extension or an offer to extend the term of such agreement.

         (b) Scheduled Receipts; Laminations. For periods following Seller's termination of manufacture the Finished Products, Buyer shall furnish Seller with [monthly] Supplier Schedules for Laminations specifying (i) Laminations to be delivered to Buyer and (ii) Laminations that Buyer estimates will be required to be delivered through February 24, 1998. The quantities of any Laminations specified in any Supplier Schedule for delivery are firm purchase commitments for such Laminations by Buyer and may not be altered except by mutual agreement of the parties. The quantities of Laminations specified during the remaining period covered by the Supplier Schedule represent only estimated requirements which may be canceled or adjusted at any time by Buyer. The specification of quantities of Laminations for delivery after the stated term of this Agreement shall not be construed as an extension or an offer to extend the term of this Agreement.

         (c) Material Authorizations. Seller shall obtain Buyer's prior approval of each purchase of raw materials or supplies for use in the production of Products or Laminations, where such purchase is in an amount in excess of [****] Dollars ($[****]) during the term of this Agreement.

     3. Time. Seller agrees that time is of the essence in meeting the delivery dates specified by Buyer and that it will deliver Finished Products or Laminations by the delivery dates specified by Buyer. Specified delivery dates are the dates on which the Finished Products or Laminations must be received at Buyer's dock. Buyer may refuse delivery of Finished Products or Laminations that arrive prior to the delivery date specified in the Supplier Schedule. Unless otherwise agreed in writing, Seller shall be responsible for any premium freight charges incurred to meet the delivery dates specified in the initial Supplier Schedule that has been delivered to Seller covering the period ending November 27,1 997, or any other Supplier Schedule accepted by Seller. Buyer shall be responsible for any premium freight charges incurred in meeting any increases from those reflected in the initial Supplier Schedule that are not accepted by Seller.

     4. Quantity. Buyer's acceptance of a delivery containing less than the required quantity will not relieve Seller of its obligation to deliver the balance of the ordered Finished Products or Laminations.

     5. Price and Payment; Taxes.

         (a) Prices. Buyer shall pay to Seller the price per unit identified on Exhibit A hereto ("Prices") for the Finished Products or Laminations.

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         (b) Invoices.  Invoices for Finished  Products or Laminations  shall be
     submitted  to  Buyer  upon  Seller's   shipment  of  Finished  Products  or
     Laminations.

         (c) Taxes. Seller shall be responsible for and shall pay all federal, state, and local income, excise, property, employment and other taxes similar to or differing from any of the foregoing, incurred or levied for or in connection with the manufacture, sale, and/or delivery of Finished Products or Laminations F.O.B. Seller's Menlo Park, California facility.

     6. Manufacture.

         (a) Specifications. Seller shall manufacture the Finished Products or Laminations according to existing specifications and in conformity with the products previously provided to Buyer.

         (b) Revised Specifications. If so requested by Buyer, Seller shall cooperate with Buyer's employees and outside agencies designated by Buyer in developing additional or revised specifications for Finished Products or Laminations including a revised price, if appropriate. No revisions to specifications shall be binding on Seller under this Agreement without Seller's written approval.

     7. Delivery. Seller shall deliver the Finished Products or Laminations F.O.B. Seller's Menlo Park, California facility.

     8. Quality Acceptance and Rejection; Inspection.

         (a) Inspection. Buyer shall have a reasonable period of time to inspect any shipment of Finished Products or Laminations delivered by Seller pursuant to this Agreement. Buyer shall not be required to accept delivery of, nor shall Buyer be responsible for payment for, any shipment that does not conform to Finished Products or Laminations specifications.

         (b) Remedies. Without limiting any other rights or remedies available to Buyer, Buyer may exercise the rights and remedies accorded by the Michigan Uniform Commercial Code. If Buyer rejects Finished Products or Laminations for failure to meet specifications, Seller shall be solely responsible for all costs associated with the handling, transporting and disposing of any such non-conforming Finished Products or Laminations.

         (c) Access to Premises. During the term of this Agreement, Buyer shall have access to the portion of Seller's facility manufacturing Finished Products or Laminations hereunder during ordinary business hours to evaluate Seller's quality control procedures relating to the manufacture of Finished Products or Laminations hereunder and to otherwise inspect the manufacture of Finished Products or Laminations.

     9. Information to be Provided by Seller. Seller will provide the following information on:

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
                                                     Each           Packaging
                                                   Package             List           Invoice
                                                   -------            ------          -------
Purchase order or agreement number                    X                 X                X
Purchase order or agreement line number               X                 X                X
BHC product code                                      X                 X                X
Quantity per package                                  X                 X
Number of packages per pallet                                           X
Total number of packages                                                X
Total quantity                                                          X                X
Lot number or production date                         X                 X                X
Date shipped                                                            X                X

     10. Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

         (a) Product Warranty. The Finished Products or Laminations shall be manufactured in compliance with the Product specifications and in conformity with the products previously provided to Buyer, and shall be free from defects in material and workmanship. The foregoing warranty extends to future performance of the Finished Products or Laminations and will survive inspection, testing, acceptance and payment.

         (b) Legal Compliance. Seller warrants that all Finished Products or Laminations sold hereunder will be manufactured, labeled, packaged, shipped and delivered, and that required notices will be given, in compliance with all foreign law applicable to Seller and all applicable federal, state and local laws, regulations, standards and orders. Seller agrees to furnish upon Buyer's request written certification of such compliance. Seller certifies that all Finished Products or Laminations sold hereunder will be manufactured and delivered in accordance with the Fair Labor Standards Act of 1938, as amended, and agrees to furnish written certification of such fact upon request in a form approved by the United States Department of Labor. Seller shall secure any and all permits and governmental fees, licenses, and inspections necessary for the manufacture and delivery of the Finished Products or Laminations hereunder (but excluding any such permits, governmental fees, licenses and inspections associated with the relocation of manufacturing, all of which are the responsibility of Buyer).

     11. Indemnification. Seller agrees that it shall, at its own cost and expense, protect, indemnify and hold harmless Buyer and Buyer's distributors, dealers, customers, successors, and assigns from and against any and all claims, actions, lawsuits, judgments, losses, damages, liabilities, costs and expenses, including attorneys fees and any amounts paid in defense or settlement, which may arise out of or in connection with any actual or alleged death or injury to any person, damage to any property, or any other damage or loss, resulting in whole or in part from any actual or alleged defect in the Finished Products or Laminations delivered pursuant to this Agreement or the failure of such Finished Products or Laminations to comply with the specifications or with the warranties of Seller.

     Buyer may defend any such claim or suit, or may direct Seller to assume such defense, or any part thereof. If Seller defends any such claim or suit, it shall employ counsel reasonably satisfactory to Buyer. The defending party shall keep the other party fully advised of the progress of such claim or suit and permit such other party thereafter to join in its own defense or defend itself in such claim or suit at any time. Seller shall reimburse Buyer for all out-of-pocket costs incurred by Buyer in connection with Buyer's conduct of or participation in any such defense, including, without limitation, attorneys fees.

     12. Insurance. Seller agrees to obtain and maintain in full force and effect during the term of this Agreement and any renewal or extension hereof, comprehensive general public liability insurance, including product liability and vendor coverage, with single limit coverage of at least [****] Dollars ($[****]) for bodily injury and property damage per occurrence. Seller also agrees to obtain and maintain fire and extended coverage insurance in an amount sufficient to replace any tools, molds or other property of Buyer in the possession of Seller damaged or destroyed by fire or other casualty. Upon request, Seller will provide Buyer with certificates of insurance reflecting such coverage. At Buyer's request, Seller shall have Buyer named as an additional insured on all such policies and for thirty (30) day's prior written notice to Buyer of cancellation or expiration.

     13. Excusable Delay. Neither party shall be deemed in default of its obligations hereunder for a failure to perform due to acts of God, acts of the federal, state or local government, fires or explosions. Each party shall provide the other with prompt notice as to the possibility of such a cause of delay and shall use due diligence and all reasonable efforts to avoid and cure any such cause so as to resume performance hereunder as soon as reasonably possible.

     14. Term. The term of this Agreement shall commence on the Closing Date and shall remain in full force and effect until February 24, 1998 or such earlier date as the last of the manufacturing equipment is removed from Seller's plant.

     15. Termination. This Agreement may be terminated by either party prior to the expiration of the term of this Agreement upon written notice to the other party, which notice shall specify the reason for the termination and effective date of such termination, upon or after the occurrence of any of the following events:

         (a) Breach. A breach by the other party of any of the material terms or conditions of this Agreement which is not corrected within thirty (30) days after receipt of written notice thereof; or

         (b) Insolvency or Bankruptcy. If the other party is insolvent or adjudicated bankrupt or the other party applies for, consents to, or acquiesces in (i) the appointment of a receiver for substantially all of its assets or the making of a general assignment for the benefit of its creditors, or (ii) the filing of a voluntary or involuntary petition in bankruptcy seeking reorganization, composition, adjustment, arrangement with creditors, liquidation, dissolution, or similar relief under applicable bankruptcy laws, or any other federal or state law relating to bankruptcy or insolvency, or (iii) the filing of any answer admitting the material allegations of such a petition by either party hereto.

     16. Survival or Rights. The expiration or termination of this Agreement shall not terminate vested rights or release either party from any liabilities or obligations incurred under this Agreement prior to and which by their nature continue after such expiration or termination, except as expressly provided herein.

     17. Confidentiality. Each party agrees to maintain as secret and confidential, and not to disclose to third parties without the prior written consent of the other party, any confidential information of such other party. Each party each agrees to take all reasonable care, including all reasonable precautions suggested by the other party, to ensure that such confidential information is not revealed to others. For purposes of this section, "confidential information" means information that is not generally known to the public, including, without limitation, trade secrets, technical and proprietary information, know-how, new products, research projects and methods, sales techniques, manufacturing techniques, financial data, product or component pricing, business or financial plans, customer lists, and information of a similar nature. The terms and provisions of this Section shall survive termination of this Agreement.

     18. Intellectual Property Rights. Buyer is licensing certain technology from Seller. Seller acknowledges and agrees that all patents, copyrights, trademarks and other proprietary rights in the Finished Products or Laminations other than those being licensed from Seller are and at all times shall remain the property of Buyer. Seller further acknowledges and agrees that this Agreement shall create no right or license whatsoever in or to any copyrights, trademarks, or proprietary information of Buyer.

     19. Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier, provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties) marked "personal and confidential":


     If to Buyer: If to Seller:

     BISSELL HEALTHCARE CORPORATION            LANDEC CORPORATION
     4 Sammons Court                           3603 Haven Avenue
     Bolingbrook, Illinois 60440-4989          Menlo Park, California 94025-1010
     Attention:  Howard A. Schwartz            Attention:  Gary T. Steele
     Telecopier:  (630) 226-1390               Telecopier:  (650) 368-9818

     with copy to:                             with copy to:

     Warner Norcross & Judd LLP                Venture Law Group
     900 Old Kent Building                     2800 Sand Hill Road
     111 Lyon Street NE                        Menlo Park, California 94025

     Grand Rapids, Michigan 49503              Attention:  Tae Hea Nahm
     Attention:  Stephen R. Kretschman         Telecopier:  (650) 233-8386
     Telecopier:  (616) 752-2500


     20. Amendments. This Agreement may be amended only in writing making express reference to this Agreement, signed by both of the parties hereto.

     21. Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

     22.  Invoices  and Purchase  Orders.  All  purchases  and sales of Finished
Products or Laminations shall be governed exclusively by the terms and conditions set forth in this Agreement (and all attachments hereto), notwithstanding any additional, different, or conflicting terms that may appear on any purchase order or other document.

     23. Remedies; Waiver. Nothing contained in this Agreement shall preclude any party from pursuing any remedies available at law or otherwise against any other party arising out of a breach of one or more of the terms of this Agreement. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

     24. Assignment. Buyer may assign this Agreement. Seller may not assign this Agreement without the prior written consent of Buyer, provided, however that Seller may assign this Agreement without the prior written consent of Buyer to a person or entity that acquires all the Licensed Technology and who assumes all of the obligations of Seller under this Agreement. Seller shall not subcontract any of its obligations hereunder without the prior written consent of Buyer.

     25. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     26. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any laws that would otherwise govern under applicable principles of conflict of laws.

     27. Severability. In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the illegal, invalid or unenforceable provision with a provision corresponding to the intention of the parties hereto.

     28. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

     29. Disclaimer of Warranty. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, MADE BY ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     30. Limitation of Liability.

         (a) Neither party shall be liable to other for lost profits arising out of this Agreement, the Technology License Agreement or the Asset Purchase Agreement each of even date under any theory of damages or through indemnification, even if a party has been advised of the possibility of such damages.

         (b) In no event shall Seller be liable to Buyer under this Agreement, the Technology License Agreement or the Asset Purchase Agreement each of even date under any theory of damages or through indemnification in the aggregate for amounts greater than [****]. This limitation shall not apply to [****].

     The parties have executed this Agreement on the dates set forth below.

                                                BISSELL HEALTHCARE CORPORATION



                                                By /s/ Howard A Schwartz
                                                   -----------------------------
                                                   Howard A. Schwartz, President


                                                LANDEC CORPORATION



                                                By /s/ Gary T. Steele
                                                   -----------------------------
                                                     Gary T. Steele, President

            Pages re Exhibit A (Product Listing and Pricing) omitted